Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Ategrity Specialty Insurance Company Holdings

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock issuable upon the exercise of outstanding stock options under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”)	457(h)	4,339,808(2)	$11.94(3)	$51,817,307.52	0.00015310	$7,933.23
Equity	Common stock reserved for issuance pursuant to awards under the Registrant’s 2025 Incentive Award Plan (the “2025 Plan”)	457(h)	268,292(4)	$17.00(5)	$4,560,964.00	0.00015310	$698.28

Total Offering Amounts					$56,378,271.52		$8,631.51
Total Fee Offsets							N/A
Net Fee Due							$8,631.51

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the above-named plans, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock, as applicable.

(2)	Represents 4,339,808 shares of the Registrant’s common stock issuable upon the exercise of outstanding stock options granted under the 2019 Plan, at a weighted-average exercise price of $11.94 per share.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $11.94 per share, which is the weighted-average exercise price of the outstanding stock options granted under the 2019 Plan being registered.

(4)	Represents 268,292 shares of common stock reserved for issuance under the 2025 Plan. The number of shares reserved for issuance or transfer pursuant to awards under the 2025 Plan will be increased by the shares of common stock subject to outstanding awards under the 2019 Plan or 2025 Plan that (i) expire or lapse, or are terminated, exchanged for cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, or (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any such award.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $17.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-286059), as amended, that was declared effective on June 10, 2025.